Exhibit 1

Joint Filing Agreement

The undersigned hereby agree, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Act”), that a statement of beneficial ownership as required under Sections 13(g) or 13(d) of the Act and the Rules promulgated thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings.

Bryan Scott Ganz

/s/ Bryan Scott Ganz
Name: Bryan Scott Ganz

Judith L. Ganz Trust VA 04-23-2015

By:	/s/ Bryan Scott Ganz
Name:	Bryan Scott Ganz
Title:	Trustee

Northeast Industrial Partners LLC

By:	/s/ Bryan Scott Ganz
Name:	Bryan Scott Ganz
Title:	Manager

Li Zheng

/s/ Li Zheng
Name: Li Zheng